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                                                                     EXHIBIT 4.2


                                  [ FORM OF ]
                            NON-EMPLOYEE DIRECTOR'S
                             STOCK OPTION AGREEMENT


         THIS AGREEMENT is made as of the _________ day of _________________ 19______, subject to approval by the Company's shareholders, between MARINE DRILLING COMPANIES, INC., a Texas corporation (the "Company") and
________________________________ ("Director").

         To carry out the purposes of the MARINE DRILLING COMPANIES, INC. 1995 NON-EMPLOYEE DIRECTORS' PLAN (the "Plan"), a copy of which is attached hereto as Exhibit A, by affording Director the opportunity to purchase shares of common stock of the Company ("Stock"), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree as follows:

         1. GRANT OF OPTION. The Company hereby irrevocably grants to Director the right and option ("Option") to purchase all or any part of an aggregate of ___________ shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended.

         2. PURCHASE PRICE. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $___________ per share, which has been determined to be not less than the fair market value of the Stock on the date of grant of this Option. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

         3. EXERCISE OF OPTION. This Option may be exercised by written notice to the Company at its principal executive office addressed to the attention of its President at any time and from time to time following the expiration of one year after the date of grant hereof, except as otherwise set forth below.

         This Option is not transferable by Director otherwise than by will or the laws of descent and distribution, and may be exercised only by Director (or Director's guardian or legal representative) during Director's lifetime. If Director's membership on the Board of Directors of the Company (the "Board") terminates, this Option may be exercised as follows:

                 (a) If Director's membership on the Board terminates as a result of the removal of the Director for cause, this Option may not be exercised by Director at any time after such termination. For purposes of this Agreement, "cause" shall mean Director's gross negligence or willful misconduct in performance of his duties as a director, or Director's final conviction of a felony or of a misdemeanor involving moral turpitude.
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                 (b)      If Director's membership on the Board terminates as a
         result of a voluntary resignation by Director, this Option may be exercised by Director at any time during the period of three months following such termination, or by Director's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) during a period of one year following Director's death if Director dies during such three-month period, but only as to the number of shares Director was entitled to purchase hereunder upon exercise of this Option as of the date Director's membership on the Board so terminates.

                 (c) If Director's membership on the Board terminates by reason of disability, this Option may be exercised in full by Director (or Director's guardian or legal representative or Director's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) at any time during the period of one year following such termination.

                 (d) If Director dies while a member of the Board, Director's estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director, may exercise this Option in full at any time during the period of one year following the date of Director's death.

                 (e) If Director's membership on the Board terminates for any reason other than as described in (a), (b), (c) or (d) above, this Option may be exercised in full by Director at any time during the period of three months following such termination, or by Director's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Director) during a period of one year following Director's death if Director dies during such three-month period.

         Notwithstanding any of the foregoing, this Option shall not be exercisable in any event after the expiration of ten years from the date of grant hereof.

         The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (A) in cash (including check, bank draft or money order payable to the order of the Company), (B) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, or (C) any combination of cash or Stock. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof.





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         4.      WITHHOLDING OF TAX.  To the extent that the exercise of this
Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Director for federal or state income tax purposes, Director shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Director fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Director any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Director upon such exercise.

         5.       STATUS OF STOCK.   The Company intends to register for
issuance under the Securities Act of 1933, as amended (the "Act"), the shares of Stock acquirable upon exercise of this Option, and to keep such registration effective throughout the period this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock acquirable upon exercise of this Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use all reasonable efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of this Option, Director (or the person permitted to exercise this Option in the event of Director's death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

         Director agrees that the shares of Stock which Director may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Director also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

         6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

         7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.





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         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Director has executed this Agreement, all as of the day and year first above written.


                                        MARINE DRILLING COMPANIES, INC.

                                        By:
                                            -----------------------------------
                                                William O. Keyes
                                                President




                                        ---------------------------------------
                                        Director





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